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                     CONSENT OF J.P. MORGAN SECURITIES INC.


We hereby consent to (i) the use of our opinion letter dated December 19, 2001 to the Board of Directors of Comcast Corporation (the "Company") included in Annex H to the Joint Proxy Statement/Prospectus relating to the proposed combination of the Company and AT&T Corp.'s broadband business, and (ii) the references to such opinion and to our firm in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                              J.P. MORGAN SECURITIES INC.

                              /s/ J.P. MORGAN SECURITIES INC.